EXHIBIT 99.1

Plug Power Announces Fourth Quarter and Year-End Financial Results

Company Tops $16 Million for Revenue and Achieves Cash Burn Milestone

LATHAM, N.Y., March 11, 2008 (PRIME NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable on-site energy solutions, today provided a progress update and reported its financial results for the fourth quarter and full-year 2007.

Revenue for the fourth quarter of 2007 and year ended December 31, 2007, was $5.1 million and $16.3 million, respectively. This compares with revenue in the same periods in 2006 of $1.0 million and $7.8 million.

Net loss for the fourth quarter of 2007 was $17.5 million, or $0.20 per share on a basic and diluted basis, compared with $13.3 million, or $0.15 per share, for the fourth quarter of 2006. For the full year, net loss was $60.6 million, or $0.69 per share, compared with $50.3 million, or $0.58 per share, in 2006.

Much of the increase in net loss is attributable to the operating costs associated with Cellex Power Products, Inc. and General Hydrogen Corporation, which were acquired during 2007.

"Overall, we made substantial progress in 2007. Our acquisitions of Cellex and General Hydrogen fulfilled an important public milestone, opening up another potential revenue stream that has had an immediate impact," said Roger Saillant, Plug Power's president and CEO. "Our GenDrive business is generating substantial interest in the material handling industry."

The milestones established for 2007 were:

 * Install 400 GenCore(r) systems

 * Achieve 50 percent reduction in Plug Power's GenCore support costs by the end of the fourth quarter

 * Reduce GenCore manufacturing costs by 25 percent

 * Expand into new fuel cell applications through strategic
   partnerships or acquisitions

 * Contain cash used in operations to $50 to $55 million in 2007, increased from $45 to $50 million in the second quarter to include the estimated cash to be used in 2007 for the combined operations of Plug Power, Cellex Power and General Hydrogen.

The Company installed 208 GenCore systems in 2007, more than double its total from 2006, but short of its stated goal of 400. The company reduced its GenCore manufacturing costs by 20%, missing its projection of 25%. Plug Power achieved all three other milestones.

"Although results for the year are mixed based on our public milestones, we remain optimistic about our GenCore business. As our telecommunications customers work with the FCC to iron out the details of the FCC's order regarding backup power, we expect GenCore orders to accelerate," noted Saillant.

Product Installations, Shipments and Backlog

GenCore installations in the fourth quarter of 2007 were 51 and for the full year were 208 compared to a stated milestone of 400 installations.

Total (GenCore, GenDrive and GenSys(r) products) shipments in the fourth quarter were 81 units and for the full year were 235 units compared to 152 unit shipments in 2006.

During the fourth quarter of 2007, Plug received 122 total new unit orders and had 210 total orders for the full year. Total product backlog at December 31, 2007, was 305 units. During the fourth quarter, Plug Power removed 100 units from the backlog associated with a distributor order that is no longer expected to ship. Product orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power's control. The time periods from order receipt to shipment date and from shipment date to installation vary widely and are determined by a number of factors, including the customer contract terms and deployment plan as well as siting, permitting and construction.

Acquisition Integration

Plug Power's integration of Cellex Power Products, Inc. and General Hydrogen Corporation is substantially complete. The operations are now consolidated in one facility in Richmond, British Columbia. Manufacturing of GenDrive is being performed at Plug Power's Latham headquarters, and units have shipped to customers. Limited manufacturing and prototyping still takes place at the Richmond facility. Administrative, sales and marketing, and information technology functions and systems are substantially integrated between the facilities in Richmond and Latham, and Plug Power has developed additional sales and technical capabilities to support the GenDrive product line.

Revenue

Product and service revenue was $0.7 million for the fourth quarter of 2007, while research and development (R&D) contract work contributed $4.4 million to the quarter's revenue total. These amounts compare to $0.4 million of product and service revenue and $0.6 million of R&D contract revenue for the fourth quarter of 2006. For the year, total revenue of $16.3 million represents an $8.4 million or 108% increase over the prior year. Product and service revenue was $3.1 million and R&D contract revenue was $13.2 million in 2007 compared with product and service revenue of $2.7 million and R&D contract revenue of $5.2 million in 2006. Deferred product and service revenue at December 31, 2007, stood at $3.3 million, an increase of $649 thousand over December 31, 2006. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Plug Power expects to recognize substantially all of the deferred product and services revenue over the next 24 months.

Operational Results

Total cost of revenue for the fourth quarter was $7.8 million, comprised of $1.3 million for product and service cost of revenue and $6.5 million for R&D contract cost of revenue. These amounts compare to $2.9 million in the fourth quarter of 2006, which was comprised of $1.5 million of cost of product and service revenue and $1.4 million of cost of R&D contract revenue. For the full year, product and service cost of revenue was $9.4 million, a $4.6 million increase over 2006, and R&D contract cost of revenue was $19.0 million, an $11.4 million increase over 2006. The increases resulted from a 55% increase in shipped units, service costs on the larger installed base and the increase in R&D contract work performed in 2007.

R&D expenses for the fourth quarter and full-year 2007 were $11.8 million and $39.2 million, respectively, compared to fourth quarter and full-year 2006 amounts of $11.0 million and $41.6 million, respectively. The $2.4 million decrease from the prior full-year total is attributable to the larger amount of costs absorbed in R&D contract work reported in cost of R&D contract revenue instead of R&D expense. For the full year, this more than offset the $6.4 million of new R&D expense associated with the companies acquired in 2007.

Selling, general and administrative (SG&A) expenses were $5.1 million for the fourth quarter of 2007 and $19.3 million for the full year 2007 compared with $3.4 million for the fourth quarter of 2006 and $12.3 million for the full year 2006. The $7.0 million year-over-year increase in SG&A expenses resulted primarily from the additional SG&A expenses of the acquired companies and the growth of the GenCore sales team.

Cash and Liquidity

Net cash used in operating activities for the quarter ended December 31, 2007, was $13.4 million and $49.3 million for the full year, less than our stated milestone of $50-55 million. On December 31, 2007, Plug Power had cash, cash equivalents and available-for-sale securities of $165.7 million and net working capital of $163.9 million, compared with $269.1 million and $267.0 million, respectively, at December 31, 2006. Plug Power also used $800 thousand for capital expenditures in the fourth quarter of 2007 and $2.9 million for the full year.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the Company's results for the fourth quarter and full-year 2007. Interested parties are invited to listen to the conference call by calling (877) 407-8291, or (201) 689-8345 for international participants, and entering the pass code PLUG (7584).

The webcast can by accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company's Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable on-site energy solutions, integrates fuel cell technology into backup, motive and continuous power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4446

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the anticipated synergies of the Cellex Power and General Hydrogen acquisitions are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power's ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power's on-site energy products; market acceptance of Plug Power's on-site energy products; Plug Power's ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's on-site energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its intellectual property; Plug Power's ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's on-site energy products and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission ("SEC") on March 16, 2007, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

  Plug Power Inc.
  Financial Highlights

 Balance Sheets (Dollars in
  thousands):
 --------------------------
 (unaudited)
                                     December 31,    December 31,
                                         2007            2006
                                     ------------    ------------
  Assets
  Current assets:
    Cash and cash equivalents        $     12,077    $     26,900
    Available-for-sale securities         153,624         242,223
    Accounts receivable                     4,338             893
    Inventory                               5,787           5,559
    Prepaid expenses and other
     current assets                         2,991           3,706
                                     ------------    ------------

      Total current assets                178,817         279,281

  Property, plant and equipment, net       21,065          18,048
  Goodwill and Intangible Assets           68,379          10,389
  Other assets                                131             202
                                     ------------    ------------

      Total assets                   $    268,392    $    307,920
                                     ============    ============

  Liabilities and Stockholders'
   Equity
  Current liabilities:
    Due to broker for security
     purchase                        $         --    $      5,000
    Accounts payable                        4,637           1,990
    Accrued expenses                        5,510           2,597
    Deferred revenue                        3,341           2,692
    Other current liabilities               1,423              --
                                     ------------    ------------

      Total current liabilities            14,911          12,279

    Other liabilities                       4,580           1,113
                                     ------------    ------------

      Total liabilities                    19,491          13,392

  Stockholders' equity                    248,901         294,528
                                     ------------    ------------

      Total liabilities and
       stockholders' equity          $    268,392    $    307,920
                                     ============    ============

 Statements of
  Operations
  (Dollars in            Three months             Twelve months
   thousands):         ended December 31,        ended December 31,
 -------------      ------------------------  ------------------------
 (unaudited)
                       2007         2006         2007         2006
                    -----------  -----------  -----------  -----------
 Revenue
   Product and
    service
    revenue         $       745  $       381  $     3,082  $     2,657
   Research and
    development
    contract
    revenue               4,354          660       13,189        5,179
                    -----------  -----------  -----------  -----------
     Total revenue        5,099        1,041       16,271        7,836

 Cost of revenue and
  expenses
   Cost of product
    and service revenue   1,369        1,514        9,399        4,833
   Cost of research
    and development
    contract revenue      6,470        1,413       19,045        7,637
   Research and
    development
    expense              11,772       10,988       39,219       41,577
   Selling, general
    and administrative
    expense               5,121        3,382       19,323       12,268
   Amortization of
    intangible
    assets                  586           --        1,614           --
                    -----------  -----------  -----------  -----------

     Operating loss     (20,219)     (16,256)     (72,329)     (58,479)

  Interest income and
   net realized gains/
   losses from
   the sale of
   available-for-sale
   securities             3,061        2,987       12,338        8,340
  Interest expense         (209)         (13)        (429)        (171)
  Other income             (117)          --         (151)          --
                    -----------  -----------  -----------  -----------

      Net loss      $   (17,484) $   (13,282) $   (60,571) $   (50,310)
                    ===========  ===========  ===========  ===========

 Loss per share:
  Basic and diluted $     (0.20) $     (0.15) $     (0.69) $     (0.58)
                    ===========  ===========  ===========  ===========

 Weighted average
  number of common
  shares
  outstanding        87,857,110   86,264,500   87,341,717   86,100,326
                    ===========  ===========  ===========  ===========

 Amounts in US $'s

CONTACT:  Plug Power Inc.
          Media Contact:
          Eoin Connolly
            (518) 782-7700, ext. 1326
          Investor Contact:
          Cathy Yudzevich
            (518) 782-7700, ext. 1448